Exhibit 99.1

Company Contact:	Investor Contact:
Robert Stern (ras@micruscorp.com) Executive Vice President Micrus Endovascular Corporation (408) 830-5900	Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) Lippert/Heilshorn & Associates, Inc. (310) 691-7100
MICRUS ENDOVASCULAR FIRST QUARTER REVENUES UP 39% ON MARKET
SHARE GAINS
Introduces Fiscal 2006 Financial Guidance
Conference Call Begins at 11:00 a.m. Eastern Time Today
Sunnyvale, Calif. (August 11, 2005) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced financial results for the three months ended June 30, 2005.
Revenues for the first quarter of fiscal 2006 were $7.1 million, up 39% compared with revenues of $5.1 million for the first quarter of fiscal 2005. Higher revenues were due primarily to increased microcoil sales used in the treatment of cerebral vascular diseases. North American revenues for the first quarter of fiscal 2006 grew by 36% to $3.6 million, European revenues grew by 37% to $3.1 million and revenues from other geographic territories grew to $413,000.
Gross margin for the first quarter of fiscal 2006 was 70%, compared with 67% for the first quarter of fiscal 2005 and 68% for the fourth quarter of fiscal 2005. The increase in gross margin was primarily due to increased sales of higher-margin products and to certain manufacturing efficiencies.
Research and development expenses were $822,000 for the first quarter of fiscal 2006, compared with $646,000 for the comparable period last year, reflecting higher costs related to in process technology evaluation for new products and product lines. Selling and marketing expenses for the quarter were $2.8 million, up from $1.9 million for the comparable period last year, due mainly to an increase in the Company’s direct sales force and clinical support team. General and administrative expenses for the first quarter of fiscal 2006 increased to $2.3 million from $1.3 million for the comparable period last year, due primarily to an increase in legal and accounting fees, the addition of personnel in finance and administration, as well as the incremental costs of operating as a public company.
The net loss attributable to common stockholders for the first quarter of fiscal 2006 was $1.9 million, or $0.70 per share, compared with a net loss attributable to common stockholders for the first quarter of fiscal 2005 of $593,000, or $0.45 per share. The net loss for the fiscal 2006 first quarter included $1.1 million in one-time charges, including technology acquisition expenses for research and development, and costs associated with the Company’s employee bonus incentive program and inventory adjustments, as well as non-cash charges related to certain warrants issued by Micrus prior to its initial public offering (IPO). The increase in the net loss per share for the period was partially offset by the increased number of common shares outstanding during the period as a result of the IPO and the conversion of preferred stock to common stock.
As of June 30, 2005, Micrus had cash, cash equivalents and marketable securities of $48.8 million, compared with $18.0 million as of March 31, 2005. The current cash position reflects the proceeds of $33.2 million, net of underwriting discounts and commissions, from the Company’s IPO, effective on June 16, 2005. As of June 30, 2005, Micrus had stockholders’ equity of $54.8 million, working capital of $52.3 million and no long-term debt. On July 6, 2005, the underwriters purchased an additional 250,000 shares of common stock pursuant to the over-allotment option. Together with the over-allotment shares sold by the Company, the total cash proceeds from the IPO were approximately $35.8 million, net of underwriting discounts and commissions.
“We believe our line of microcoils enables treatment of a variety of cerebral aneurysm sizes and shapes and our patented deployment system assures a rapid and effective deployment of our microcoils. Our proprietary Cerecyte™ bioactive coils provide interventionalists with a treatment option that is being increasingly adopted because of their ease of handling and clinical benefit. We believe that these features combined with our sole focus on the neurointerventional market were instrumental in our 39% increase in revenues in the first quarter of fiscal 2006,” said John Kilcoyne, Micrus Endovascular President and CEO. “Our plans for future growth include broadening our neurovascular product offering, increasing our direct sales force worldwide and expanding distribution to include Japan and China in fiscal 2006.
“Our recently announced acquisition of steerable catheter and guidewire technology from VascularFX is consistent with another key aspect of our growth strategy, that of licensing and acquiring complementary products and technologies with the objective of increasing the competitiveness of our microcoil products.”
Financial Guidance
Micrus established its financial guidance regarding revenues, forecasting fiscal year 2006 revenues in the range of $34.0 to $36.0 million. Micrus also indicated that it expects to narrow its operating losses in fiscal year 2006, compared with operating losses in fiscal year 2005.
Conference Call
Micrus management will host an investment-community conference call today beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) to discuss these results and answer questions.
Individuals interested in participating in the conference call may do so by dialing (888) 803-8296 from the U.S. or (706) 679-0753 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation code 7934219; a webcast replay will be available for 30 days.
About Micrus Endovascular Corporation
Micrus Endovascular develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death in the United States. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils.

Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the increased adoption of embolic coiling as a procedure to treat cerebral aneurysms, the Company’s limited operating history and history of significant operating losses, the Company’s involvement in patent litigation with Boston Scientific Corporation, fluctuations in quarterly operating results which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources, the Company’s dependence on obtaining timely U.S. Food and Drug Administration (FDA) clearances and approvals for our future products or product enhancements, and other risks as detailed from time-to-time in the Company’s final prospectus dated June 16, 2005 and reports and filings with the Securities and Exchange Commission under the Securities and Exchange Act of 1934. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
[Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2005	2004

Revenues	$7,112	$5,131

Cost of goods sold	2,119	1,676

Gross profit	4,993	3,455

Operating expenses:
Research and development	822	646
Sales and marketing	2,772	1,918
General and administrative	2,265	1,293

Total operating expenses	5,859	3,857

Loss from operations	(866)	(402)

Interest and investment income	128	51
Interest expense	(6)	(9)
Other expense, net	(495)	(96)

Net loss	(1,239)	(456)

Accretion of redeemable convertible preferred stock to redemption value including beneficial conversion feature	(659)	(137)

Net loss attributable to common stockholders	$(1,898)	$(593)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.70)	$(0.45)

Weighted-average number of shares used in per share calulations:
Basic and diluted	2,699	1,305

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	March 31,
	2005	2005
ASSETS
Current Assets:
Cash and cash equivalents	$45,862	$15,017
Short-term investments	1,984	1,977
Accounts receivable, net	4,801	4,486
Inventories, net	3,901	3,930
Prepaid expenses and other current assets	1,145	524

Total current assets	57,693	25,934

Long term investments	982	977
Property and equipment, net	882	922
Intangible assets, net	522	550
Other assets	162	96
Deferred initial public offering costs	—	1,295

Total assets	$60,241	$29,774

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,895	$2,641
Accrued payroll and other related expenses	1,980	1,663
Accrued liabilities	1,562	1,337

Total current liabilities	5,437	5,641
Warrant liability	—	3,201
Other non-current liabilities	45	51

Total liabilities	5,482	8,893

Redeemable convertible preferred stock	—	58,442

Stockholders’ equity (deficit) :
Common stock	133	15
Additional paid-in capital	98,120	4,397
Deferred stock-based compensation	(569)	(630)
Accumulated other comprehensive loss	(329)	(368)
Accumulated deficit	(42,596)	(40,975)

Total stockholders’ equity (deficit)	54,759	(37,561)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$60,241	$29,774